U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2005

American Capital Strategies, Ltd.

(Exact name of registrant as specified in its charter)

DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814

(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (301) 951-6122

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

On December 16, 2005, American Capital Strategies, Ltd. ("American Capital") entered into an amendment (the "First Amendment") to its existing Credit Agreement (the "Agreement") by and among American Capital as the borrower, Wachovia Bank, National Association, as Administrative Agent, swingline lender, issuing bank and as a bank, Wachovia Capital Markets, LLC, as sole bookrunner and as joint lead-arranger, BB&T Capital Markets as joint lead-arranger, Citicorp North America, Inc. and JPMorgan Chase Bank, N.A. ("JPMorgan") as co-documentation agents and as banks, Branch Banking and Trust Company ("BB&T"), as a bank, Bank of America, N.A., as a bank, Bank of Montreal, as a bank, Hibernia National Bank, as a bank, Fifth Third Bank, as a bank, and Bayerische Hypo-Und Vereinsbank AG, as bank (the "Amendment"), whereby the lenders increased the maximum commitment thereunder from $300 million to $500 million. The credit facility is an unsecured revolving line of credit with a committed amount of $255 million, which may be expanded through new or additional commitments up to $500 million in accordance with the terms and conditions set forth in the Agreement, as amended by the First Amendment.

Affiliates of Wachovia, JPMorgan, Citicorp, BB&T, Bank of America and Bank of Montreal have also performed investment banking and advisory services for American Capital from time to time for which they have received customary fees and expenses. In addition, affiliates of Wachovia, JPMorgan, Citicorp, BB&T, Bank of America and Bank of Montreal may, from time to time, engage in transactions or perform services for American Capital in the ordinary course of their business.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Exhibit

10.1

First Amendment to Credit Agreement by and among American Capital Strategies, Ltd., Wachovia Bank, National Association, Wachovia Capital Markets, LLC, BB&T Capital Markets, Citicorp North America, Inc., JPMorgan Chase Bank, N.A., Bank of Montreal, Bank of America, N.A., Hibernia National Bank, Fifth Third Bank, Bayerische Hypo-Und Vereinsbank AG, and Branch Banking and Trust Company, dated December 16, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL STRATEGIES, LTD.

Dated: December 22, 2005	By:	/s/ SAMUEL A. FLAX
Samuel A. Flax Executive Vice President, General Counsel and Secretary